[Grantee's Name]

                        FORM OF GRANT OF SHARES OF
                                COMMON STOCK

 No. of Shares: _______                                 As of June __, 1999

           Almedica International Inc. (the "Company") hereby agrees to grant to [Grantee's Name] (the "Grantee") [insert number (#)] shares of Common Stock of Base 10 Systems, Inc. ("Base Ten") (the "Shares"), subject to the terms and conditions set forth herein and in the Agreement and Plan of Merger (the "Merger Agreement"), made as of [June __, 1999], by and among Base Ten, BTS Clinical, Inc. ("BTSC"), the Company and Almedica Technology Group Inc. ("ATG") (the "Grant"). The Grant is made in conjunction with both the purchase by Base 10 of ATG from the Company by means of the merger of BTSC with and into ATG, and the Grantee's employment with ATG or any successor thereto or affiliate thereof (the "Employer") as of the Effective Time (as defined in the Merger Agreement).

 i.   GRANTS.   The Company shall grant to the Grantee the Shares only if, and to the extent, that the following terms and conditions have been satisfied.

      (a) On or as soon as practicable following November 30, 1999, the Company shall grant the Grantee 85% of the Shares:

           (i) upon the delivery to the Company of the software currently known as "ADMS 2.0" (as defined in that certain Functional Specifications Document between ATG and the Company, attached hereto as Annex A), together with validation and with successful OSQ (i.e., on- site qualification), prior to November 30, 1999 (the "Delivery Date") . In the event delivery is not made on the Delivery Date, and such failure is due to the Company and/or its personnel, then the Delivery Date may be extended by the board of directors of the Company (the "Directors"), in its sole discretion;

           (ii) upon the upgrade of the software known as ADLS 5.3 to a new release (presumably 5.4) ("Upgraded ADLS") which will be capable of "populating" the tables in ADMS 2.0, as determined in clause (i) above, and the release of Upgraded ADLS by the Delivery Date. As in clause (i) above, it shall be necessary for Upgraded ADLS to be validated and have a successful OSQ at the Company Site. In the event the release is not effected by the Delivery Date, and such failure is due to the Company and/or its personnel, than the Delivery Date may be extended by the Directors, in their sole discretion; and

           (iii) only if the Grantee has been continuously employed with the Employer through November 30, 1999.

      (b) On or as soon as practicable following May 31, 2000, the Company shall grant the Grantee the remaining 15% of the Shares

           (i) upon a release by May 31, 2000 of ADMS 3.0 which release will be capable of easily providing to clients via electronic means information with respect to their clinical trial materials inventory and prepared materials approved for distribution in a manner consistent with industry practice. In the event such release is not effected by the Delivery Date, and such failure is due to the Company and/or its personnel, than such Delivery Date may be extended by the Directors, in their sole discretion; and

           (ii) only if the Grantee has been continuously employed with the Employer through May 31, 2000.

 ii. Confidentiality. Notwithstanding anything in this Agreement to the contrary, the Company will not be required to grant the Shares described herein if the Grantee discloses any material terms of this Agreement, subject to the sole discretion of the Directors.

 iii. NO TRANSFERABILITY.   No certificates for the Shares will be issued to
 the Grantee until Base 10, the Employer and/or the Company have completed all steps required by law to be taken in connection with the issue and sale of the shares, including without limitation, receipt of any agreements or representations from the Grantee necessary to prevent a resale or distribution of the Shares in violation of federal or state securities laws, or in violation of any provision of the Merger Agreement.

 iv. EQUITABLE ADJUSTMENT OF SHARES. The Shares that are the subject of this Grant are shares of the common stock of Base 10 as constituted on the date hereof, subject to such equitable adjustment as the Company deems appropriate.

 v. MISCELLANEOUS. Notices hereunder shall be mailed or delivered to the Company at its principal place of business, 75 Commerce Drive, Allendale, NJ 07401, Attention: President, and shall be mailed or delivered to the Grantee at the Grantee's address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing. Notwithstanding anything in the Grant to the contrary, in the event that any inconsistency arises between any term or provision of the Merger Agreement and any term or provision of the Grant, then the applicable term or provision of the Merger Agreement shall control. This Grant shall not confer upon the Grantee any right with respect to continuance of employment by the Employer, nor shall it interfere in any way with any right of the Employer to terminate the Grantee's employment at any time.

 vi. INCOME TAX WITHHOLDING. In connection with the Grant of the Shares granted hereunder, the Company is expressly authorized to take any and all steps it deems necessary to comply with its tax withholding obligations under state and federal laws including without limitation (i) conditioning the delivery of Shares (and any other securities hereunder) to the Grantee upon the payment to the Company of an amount sufficient to satisfy the Company's tax withholding obligations with respect to the Grantee and this Grant, or (ii) reducing the number of Shares (and any other securities hereunder) deliverable to the Grantee by such number as is sufficient in value to satisfy the Company's tax withholding obligations with respect to the Grantee and this Grant.

                          ALMEDICA INTERNATIONAL INC.

                          By:_____________________
                             [name             ]
                             [title            ]

 Receipt of the foregoing Grant is hereby acknowledged and accepted and the Grant's terms and conditions are hereby agreed to as of ___________, 1999.

                                   _____________________
                                     [Grantee's Name]

                                    ____[Address]________
                                    _____________________